UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): November 6, 2007
Inverness Medical Innovations, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-16789	04-3565120

(State or other jurisdiction	(Commission file number)	(IRS Employer
of incorporation)		Identification No.)
51 Sawyer Road, Suite 200, Waltham, Massachusetts 02453
(Address of principal executive offices)
Registrant’s telephone number, including area code: (781) 647-3900
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.142-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events
On November 7, 2007, Inverness Medical Innovations, Inc., a Delaware corporation (“Inverness”), announced that it completed the acquisition of HemoSense, Inc., a Delaware corporation (“HemoSense”)(the “Merger”). Inverness completed the acquisition in accordance with the terms of the Agreement and Plan of Reorganization by and among Inverness, Spartan Merger Sub, Inc., a wholly owned subsidiary of Inverness, and HemoSense dated August 6, 2007 (the “Merger Agreement”). The Merger became effective on November 6, 2007. HemoSense is the surviving corporation of the Merger and is now a wholly owned subsidiary of Inverness. HemoSense shareholders received 0.274192 shares of Inverness common stock for each share of HemoSense common stock, plus cash in lieu of any fractional share. Inverness issued an aggregate of approximately 3,691,387 shares of Inverness common stock in the Merger. Inverness also agreed to assume options and warrants to purchase approximately 665,242 additional shares of Inverness common stock.
HemoSense, headquartered in San Jose, California, develops, manufactures, and sells handheld blood coagulation monitoring systems used by patients and healthcare professionals in the management of warfarin medication. The HemoSense product, the INRatio System, measures the patient’s blood clotting time to ensure that patients with a propensity to form clots are maintained within the therapeutic range with the proper dosage of oral anticoagulant therapy.
The foregoing description of the Merger and Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, filed as Exhibit 2.1 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit
Number	Description
2.1	Agreement and Plan of Reorganization dated as of August 6, 2007 by and among Inverness, Spartan Merger Sub, Inc. and HemoSense, Inc. (incorporated by reference to Exhibit 2.1 to Inverness’ Current Report on Form 8-K, event date August 6, 2007, filed on August 7, 2007).

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVERNESS MEDICAL INNOVATIONS, INC.

BY:	/s/ Jay McNamara

Jay McNamara
Assistant Secretary
Dated: November 8, 2007

EXHIBIT INDEX

Exhibit
Number	Description

2.1	Agreement and Plan of Reorganization dated as of August 6, 2007 by and among Inverness, Spartan Merger Sub, Inc. and HemoSense, Inc. (incorporated by reference to Exhibit 2.1 to Inverness’ Current Report on Form 8-K, event date August 6, 2007, filed on August 7, 2007).